Exhibit 15.1

May 11, 2015

The Board of Directors and Stockholder

IDQ Holdings, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3 (No. 333-203919)) of Spectrum Brands Holdings, Inc. of our report dated May 11, 2015 relating to the unaudited condensed consolidated financial information of IDQ Holdings, Inc. for the quarter ended March 31, 2015 (Successor) and for the periods from January 1, 2014 to March 16, 2014 (Predecessor) and March 17, 2014 to March 31, 2014 (Successor) included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Stamford, Connecticut

May 11, 2015